Health Insurance Innovations, Inc.

Non-Employee Director Compensation Plan

Effective Date: July 1, 2017
Adopted on June 14, 2017

1.	Annual Board cash retainer:	$55,000 (paid quarterly)

2.	Annual Board restricted stock grant:	$75,000 grant date fair market value (vesting 50% on each of the first two anniversaries from the grant date) to be made on the date of the Company’s annual meeting of stockholders

3.	Annual Board Chair cash retainer:	$35,000 (paid quarterly)

4.	Annual Committee cash retainers:

Audit Committee Members: $7,500 (paid quarterly)

Compensation Committee Members: $5,000 (paid quarterly)

Nominating and Corporate Governance Committee Members: $2,500 (paid quarterly)

Acquisition Committee Members: $1,500 (paid quarterly)

5.	Annual Audit Committee Chair cash retainer:	$15,000 (paid quarterly)

6.	Annual Compensation Committee Chair cash retainer:	$10,000 (paid quarterly)

7.	Annual Nominating and Corporate Governance Committee Chair cash retainer:	$5,000 (paid quarterly)

8.	Annual Acquisition Committee Chair cash retainer:	None

9.	Reimburse out-of-pocket expenses:	Yes

10.	Board meeting fee:	None

11.	Committee meeting fee	None

Note: Quarterly retainer payments will be paid on or around the last business day of each calendar quarter in arrears, pro-rated in the case of service for a particular calendar quarter. Committee Chair cash retainers are in lieu of Committee participation retainers and not in addition thereto.